Exhibit 10.1
SUCCESSION AGREEMENT
     THIS SUCCESSION AGREEMENT (the “Agreement”) is entered into April 23, 2010, by and between Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation (the “Company”), and Lyn Kirby (the “Executive”).
RECITALS:
     WHEREAS, Executive and the Company are parties to an Employment Agreement dated June 16, 2008 (the “Employment Agreement”) pursuant to which the Company employs and Executive has agreed to serve as the Chief Executive Officer of the Company through March 17, 2011, or if later, the date the Company announces its fiscal year 2010-2011 earnings (the “Original End Date”);
     WHEREAS, the Company is about to engage a new Chief Operating Officer (“COO”) with the intent to promote such person to the Chief Executive Officer position;
     WHEREAS, Executive and the Company mutually desire to provide for an orderly transition of Executive’s duties and responsibilities to the COO in connection with his ultimate succession (the “Succession”) and Executive desires to assist the Company in obtaining an orderly Succession; and
     WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them regarding Executive’s employment with the Company and the conclusion of that employment relationship.
     NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:
     1. Voluntary Separation and Resignation from Employment. The Executive shall voluntarily resign from employment and all offices and positions with the Company on such date between June 30, 2010 and September 2, 2010 as shall be mutually agreed upon by the Chairman of the Board of Directors of the Company and the Executive, but no later than September 2, 2010, with such date being the “Termination Date.” In addition, on the Termination Date Executive shall resign all other positions other than her position as a member of the board of directors of the Company (the “Board”), on which she serves for, on behalf of or at the request of the Company. On the Termination Date, Executive will execute such resignations from all offices as the Company shall reasonably request.
     2. Board Position and Resignation. Following the Termination Date Executive shall continue to serve as a member of the Board. Executive agrees that if requested by the Board, she will resign from the Board effective on the Original End Date.
     3. Compensation as an Employee. From the date hereof until the Termination Date, Executive shall continue to earn and receive her base salary at the rate in effect on the date hereof. In addition, provided Executive remains employed through the Termination Date, she shall be entitled to a pro rata portion of any Annual Bonus (as defined in the Employment Agreement) if any, which may be earned based on the Company’s performance for fiscal year

2010-2011, to be paid on the Bonus Payment Date (as defined in the Employment Agreement). Executive and the Company agree that Executive shall not be entitled to any severance under Section 5 of the Employment Agreement by reason of her termination of employment.
     4. Stock Option Rights.
     (a) For so long as Executive remains a member of the Board, Executive shall continue to vest in all outstanding options to purchase Company common stock held by Executive (“Stock Options”).
     (b) The exercise period of all Stock Options outstanding on the date hereof (“Current Stock Options”) shall be governed by the terms of the stock option agreements pursuant to which they were granted. The Company and Executive agree that her resignation from the employment of the Company shall not be treated as either a resignation with or without Good Reason, and the post-termination exercise period for any Current Stock Options shall be triggered when Executive ceases to be a member of the Board as if Executive remained employed through such date.
     (c) The Company agrees to grant to Executive the 2010 Option (as defined in the Employment Agreement) as provided under the Employment Agreement at an exercise price equal to the greater of $22.86 and the closing price on the date of grant. Executive shall vest in and the 2010 Option shall become exercisable as if Executive remained employed through the Original End Date provided that Executive remains a Board member through the Original End Date. Additionally, the Company will pay the Executive, with the last payroll of the month in which the 2010 Option is granted, the positive difference, if any, between the exercise price of the 2010 Option and $22.86 multiplied by the number of shares of common stock subject to the 2010 Option.
     (d) The parties also agree that the 31,600 Stock Options scheduled to vest and become exercisable on October 25, 2011 granted to Executive on October 25, 2009 (the “2009 Performance Options”) pursuant to the terms of that letter agreement dated July 6, 2007, by and between Executive and the Company (the “July 2007 Agreement”) shall vest on the Original End Date, provided Executive remains a member of the Board through the Original End Date. The 2009 Performance Options shall not be exercisable prior to October 25, 2011, and shall be exercisable only to the extent Executive remains in compliance with the Policy. Once exercisable the 2009 Performance Options shall be exercisable through January 25, 2012.
     (e) Executive agrees to cancel and forfeit her right to receive a grant of 63,200 Stock Options as set forth in the July 2007 Agreement on October 25, 2010.
     5. Continued Benefits. The Company agrees that Executive shall continue to be eligible for coverage on the same basis as active employees for all medical, dental and life insurance (“Employee Benefits”) through the Original End Date. In the event that the Company is unable to include Executive in the Company’s current Employee Benefits policies after the Termination Date, the Company hereby agrees to pay Executive’s premiums for continued health insurance under the Consolidated Omnibus Budget Reconciliation Act for so long as the Company is unable to include Executive in the Company’s current Employee Benefits policies;

provided, however, that the Company shall in no event be required to pay such premiums beyond the Original End Date. Notwithstanding anything to the contrary contained herein, the Company shall not be required to obtain a separate policy for Employee Benefits of Executive.
     6. Amendment to Policy. In consideration of the Company’s obligations under Sections 4 and 5, Executive and Company hereby amend the Policy (as defined in the Employment Agreement) to provide that, solely with respect to Retailers (as defined in the Policy) and for Competitors (as defined in the Policy) which are also Multi-Product Retailers (as defined below), the applicable Noncompete Period and Nonsolicitation Period (both as defined in the Policy) shall commence following the date she no longer serves as a member of the Board, and not upon termination of her employment. For all Competitors other than Multi-Product Retailers, the Noncompete and Nonsolicitation Period shall commence upon her Termination Date. A “Multi-Product Retailer” shall mean a Competitor, but only if it is engaged exclusively in the retail distribution of various products, including hair styling, beauty salon, spa services, fragrance, cosmetics, salon products or beauty aid/products (i.e., JCPenney, CVS/pharmacy, Target). In all other respects the Policy shall remain in full force and effect. Executive also agrees, while she is a Board member, not to provide services to any supplier of product to the Company.
     7. Inclusion on Shelf Registration. The Company shall include all common shares held by Executive on any shelf registration statement that it files within one year of the date herof on Form S-3; provided, however, that if such registration statement is in connection with an underwritten offering, the Company shall include such common shares held by Executive as agreed by Executive and such other shareholders of the Company.
     8. Conditions to Obligations.
     (a) The Company’s obligations under Sections 4 and 5 above shall be conditioned upon Executive’s execution of the Release (as defined in the Employment Agreement) within 21 days of the Termination Date and continued compliance with the Policy (as amended by this Agreement). Any payments or benefits to be provided under this Agreement shall be made or begin on the 30th day after the Release is signed, unless revoked. In the event that Executive revokes the Release or violates the Policy then (i) all Employee Benefits under Section 5 shall terminate; (ii) Executive shall cease and no longer be entitled to further vesting in all Stock Options and the post-termination exercise period for all Stock Options shall be determined from the Termination Date; and (iii) the Company’s obligations under Section 4(c) and (d) shall terminate.
     (b) Executive agrees that the benefits under Sections 4 and 5 and the Accrued Benefits (as defined in the Employment Agreement) are the only payments to which Executive is entitled as a result of or in connection with termination of her employment pursuant to Section 1 of this Agreement. Notwithstanding the foregoing, the Executive’s rights and benefits under any of the Company Plans (as defined in the Employment Agreement) shall be as determined under the terms thereof and the Executive does not waive any claims for indemnity as an officer or director of the Company that she may have by law, under the bylaws or articles of incorporation of the company, or pursuant to any directors and officers liability insurance.

     9. Impact on Employment Agreement. Except as otherwise modified by this Agreement, the Employment Agreement shall remain in full force and effect. Executive, however, specifically agrees and waives all right to claim Good Reason under the Employment Agreement and terminate her employment prior to or on the Termination Date with respect to any actions taken by the Company or the Board regarding the Succession, which shall include, but not be limited to (a) appointment of the COO and the granting to him of the President title, (b) transition of duties and responsibilities from Executive to the COO, (c) the reassignment of reporting responsibilities such that individuals who now report to Executive shall report to the COO; and/or (d) the appointment or election of the COO to the Board. Nothing herein shall otherwise limit Executive’s right to terminate for Good Reason under the terms of the Employment Agreement.
     10. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to tax and other legally required or voluntarily elected withholdings as the Company may reasonably determine, in consultation with the Executive. The Company may withhold from any cash payments to be made to Executive any legally required withholdings.
     11. Special Rule for U.S. Income Tax Compliance. Notwithstanding anything in this Agreement to the contrary, the parties intend that this Agreement comply with Section 409A of the Code and all guidance or regulations thereunder (“Section 409A”), and this Agreement and the payment of any benefits hereunder shall be operated and administered accordingly. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Sections 4 or 5 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Executive is deemed at the time of her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 11 shall be paid to the Executive in a lump sum without interest thereon. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of her separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). For purposes of this Agreement each installment payable under Section 5 shall be shall be considered a separate payment.
     12. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they are not relying and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.

     13. Other Agreements and Return of Property.
     (a) Executive shall continue to be bound by the Policy (as amended by this Agreement) and the Policy shall survive Executive’s resignation and the execution of this Succession Agreement and the Release.
     (b) Executive agrees that she will return to the Company prior to or upon the Termination Date all of the Company’s property including but not limited to original and any copies of any confidential information or trade secrets, all Company-issued computers, PDA’s, keys, pass cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business, other than information that the Executive needs to continue performing her duties as a member of the Board.
     14. Assignment; Successors. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. To the extent any obligations of the Company pursuant to the Agreement remain unsatisfied upon Executive’s death, the Company shall make payment or provide the benefits set forth in Sections 4 and 5 above to her spouse, dependents or estate as applicable. The Company may assign this Agreement to any parent, affiliate or subsidiary or any entity which at any time whether by merger, purchase, reconstitution or otherwise acquires all or substantially all of the assets, stock or business of the Company. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable
     15. Entire Agreement. Executive acknowledges and agrees that this Agreement, the Employment Agreement, the Release, the Stock Option agreements and the Policy (each of which is incorporated herein by this reference and made a part hereof) includes the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of Executive’s employment and all amounts to which Executive shall be entitled from the Company.
     16. Severability/Reasonable Alteration. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. If any provision of this Agreement is held to be illegal, invalid or unenforceable during the term of this Agreement after application of the first sentence of this Section 16, then such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     17. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.
     18. Amendment; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and a duly authorized officer of the Company. By an instrument in writing similarly executed, the Employee or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
     19. Expenses. The Company will reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in the negotiation and documentation of this Agreement up to a maximum of $20,000. All such fees and expenses will be paid by the Company within thirty (30) days after the Company’s receipt of the invoices therefore.
     20. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of Executive’s obligations under this Agreement (including, compliance with the provisions of the Release and the Policy will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of any breach of such obligations, in addition to any other remedy which may be available at law, in equity or pursuant to the terms of the Policy, the Company will be entitled to specific performance and injunctive relief. Executive agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.
     21. Governing Law; Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Illinois, without reference to the principles of conflicts of law or choice of law of the State of Illinois, or any other jurisdiction, and where applicable, the laws of the United States. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 23 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Cook County, Illinois and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objected based on forum non conveniens and any right to a jury trial as set forth in Section 22 of this Agreement.
     22. Waiver of Jury Trial. EACH OF EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES AND ALL RIGHTS SHE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATIONS, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY

TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.
     23. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, the Release, Executive’s employment by and/or relationship with the Company and Executive’s separation from the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 23, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 21 above. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator, to the extent that such fees and expenses exceed the amount that the Executive would have incurred to file a claim in court. In the event action is brought pursuant to this Section 23, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney’s fees and expenses.
     24. Counterparts and Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.
     25. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:
To the Executive:
Lyn Kirby
[Redacted]

with a copy to (which shall not constitute notice):
Bachelder & Dowling, P.A.
120 Exchange Street
P.O. Box 7003
Portland, ME 04112-7003
Attention: Stephan G. Bachelder
To the Company at:
Ulta Salon, Cosmetics & Fragrance, Inc.
Attn: General Counsel
1000 Remington Boulevard
Suite 120
Bolingbrook, IL 60440
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
5800 Sears Tower
233 South Wacker Drive
Chicago, Illinois 60606
Attn: Robin L. Struve
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

ULTA SALON, COSMETICS & FRAGRANCE, INC.
By:	/s/ Dennis K. Eck
	Name:	Dennis K. Eck
	Title:	Non-Executive Chairman of the Board

/s/ Lyn Kirby
Lyn Kirby